UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   CARDIAC CAPITAL, LLC
   c/o Joe M. Young
   2170 Piedmont Road, N.E.
   Atlanta, GA  30324
2. Date of Event Requiring Statement (Month/Day/Year)
   3/28/01
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   EP MedSystems, Inc.
   EPMD
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   See footnote (1)
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, No Par Value, Stated Value     |1,500,000 (2)         |D               |                                             |
$.001 Per Share                              |                      |                |                                             |
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___________________________________________________________________________________________________________________________________|
                                  Page 1 of 5
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Warrants                |Immed.   |3/28/06  |Common Stock           |750,000  |$4.00     |D            |                           |
                        |         |         |                       |(2)      |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The reporting person is a member of a Section 13(d) group that owns more than 10% of the issuer's outstanding common stock.
(2) Rollins Investment Fund, R. Randall Rollins and Gary W. Rollins have a pecuniary interest in 50% of the shares of common stock and warrants held by Cardiac Capital, LLC, the record owner of the shares. Each of Rollins Investment Fund, R. Randall Rollins and Gary W. Rollins disclaim beneficial ownership of one-half of such shares of common stock and warrant shares.
SIGNATURE OF REPORTING PERSON
/s/ David Jenkins
David Jenkins, Chief Executive Officer
DATE
April 4, 2001

                             Joint Filer Information



Name: Rollins Investment Fund, a Georgia general partnership

Address:                            c/o Joe M. Young
                                    2170 Piedmont Road, N.E.
                                    Atlanta, Georgia  30324

Designated Filer:                   Cardiac Capital, LLC

Issuer & Ticker Symbol:             EP MedSystems, Inc. (EPMD)

Date of Event Requiring Statement:  3-28-01

Signature:                          /s/ R. Randall Rollins
                                    -------------------------------------------
                                    By:  R. Randall Rollins
                                    Its:  General Partner



                                Page 3 of 5 pages

                             Joint Filer Information



Name:                               R. Randall Rollins

Address:                            c/o Rollins, Inc.
                                    2170 Piedmont Road, N.E.
                                    Atlanta, Georgia  30324

Designated Filer:                   Cardiac Capital, LLC

Issuer & Ticker Symbol:             EP MedSystems, Inc. (EPMD)

Date of Event Requiring Statement:  3-28-01

Signature:                          /s/ R. Randall Rollins
                                    --------------------------------------------
                                    R. Randall Rollins




                                Page 4 of 5 pages

                             Joint Filer Information


Name:                               Gary W. Rollins

Address:                            c/o Rollins, Inc.
                                    2170 Piedmont Road, N.E.
                                    Atlanta, Georgia  30324

Designated Filer:                   Cardiac Capital, LLC

Issuer & Ticker Symbol:             EP MedSystems, Inc. (EPMD)

Date of Event Requiring Statement:  3-28-01

Signature:                          /s/ Gary W. Rollins
                                    --------------------------------------------
                                    Gary W. Rollins












                                Page 5 of 5 pages
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